Exhibit 99.3

Contacts:
Rajesh C. Shrotriya, M.D., CEO and President	Anna Kazanchyan, M.D.
Spectrum Pharmaceuticals, Inc.	Spectrum Pharmaceuticals, Inc.
(949) 743-9295	(949) 743-9215

Spectrum Pharmaceuticals Announces Initiation of
Imitrex® Injection Patent Challenge

     IRVINE, Calif., February 18, 2005 – Spectrum Pharmaceuticals, Inc. (Nasdaq: SPPI) today announced that it has initiated challenge of the patent listed by GlaxoSmithKline in connection with GlaxoSmithKline’s Imitrex® injection 6mg/0.5mL.

     The exclusivity afforded the patent listed in the Orange Book for Imitrex® injection expires on February 6, 2009. Spectrum’s Abbreviated New Application (ANDA) for sumatriptan succinate injection alleges that the Orange Book listed patent is invalid, unenforceable and/or would not be infringed by Spectrum’s product.

     Spectrum submitted its ANDA containing a Paragraph IV certification for a generic Imitrex® injection product with the U.S. Food and Drug Administration (FDA) in October 2004, and received notification of acceptance with Paragraph IV certification in January 2005. Following receipt of the notice from the FDA, Spectrum notified GlaxoSmithKline, the patent owner. On February 18, 2005, GlaxoSmithKline filed suit in U.S. federal court to prevent Spectrum from proceeding with the commercialization of its product. This action formally initiates the patent challenge process under the Hatch-Waxman Act.

     Sumatriptan succinate injection is marketed by GlaxoSmithKline under the brand name Imitrex® and is used for the acute treatment of migraine attacks with or without aura and the acute treatment of cluster headache episodes in adults.

About the Paragraph IV Process

In 1984, Congress enacted the Hatch-Waxman Act to establish a streamlined approval process for the FDA to use in approving generic versions of previously approved branded drugs. Under the Hatch-Waxman Act, for each patent listed in the Orange Book for the relevant branded drug, an ANDA applicant must certify one of the following claims: (1) that such patent information has not been filed; (2) that such patent has expired; (3) that the proposed drug will not be marketed until expiration of the patent; or (4) that either the proposed generic drug does not infringe the patent or the patent is invalid, otherwise known as Paragraph IV certification.

If an ANDA applicant files a paragraph IV certification, the Hatch-Waxman Act requires the applicant to provide the patent holder with notice of that certification and provides the patent holder with a 45-day window, during which it may bring suit against the applicant for infringement. If patent litigation is initiated during this period, the FDA may not approve the ANDA until the earlier of (1) 30 months from the patent holder’s receipt of the notice (the 30-month stay) or (2) the issuance of a non-appealable court decision finding the patent invalid or not infringed. If the patent is found to be infringed by the filing of the ANDA, the patent holder could seek an injunction to block the launch of the generic product until the patent expires.

Often more than one company will file an ANDA that includes a paragraph IV certification. However, the Hatch-Waxman Act provides that such subsequent ANDA applications will not be approved until 180 days after the earlier of (1) the date of the first commercial marketing of the first-filed ANDA applicant’s generic drug or (2) the date of a decision of a court in an action holding the relevant patent invalid, unenforceable, or not infringed. Thus, the Hatch-Waxman Act effectively grants the first-filed ANDA holder 180 days of marketing exclusivity for the generic product.

About Spectrum Pharmaceuticals

Spectrum Pharmaceuticals is a specialty pharmaceutical company engaged in the business of acquiring, developing and commercializing prescription drug products for various indications. The Company’s current proprietary drug products are primarily focused on the treatment of cancer and related disorders. The Company’s lead drug, satraplatin, is a phase 3 oral, anti-cancer drug being co-developed with GPC Biotech AG, and has been granted fast-track status by the United States Food and Drug Administration (FDA) for its initial indication, second-line chemotherapy for hormone-refractory prostate cancer. Elsamitrucin, a phase 2 drug, is being studied for its initial indication, refractory non-Hodgkin’s lymphoma. EOquin™, a phase 2 drug, is being studied in the treatment of superficial bladder cancer. SPI-153, a phase 2 drug, is a 4th generation LHRH antagonist with the potential to treat hormone-dependent cancers as well as benign proliferative disorders, such as benign prostatic hyperplasia and endometriosis. RenaZorb™, preclinical-stage, second generation lanthanum-based phosphate binders have the potential to treat hyperphosphatemia in patients with end-stage renal disease and chronic kidney disease. The Company’s Abbreviated New Drug Application for ciprofloxacin, a broad-spectrum antibiotic and the generic version of Bayer Corporation’s Cipro® tablets, received approval from the FDA in September 2004. Sales of ciprofloxacin began in the fourth quarter 2004 through Lannett Co. (Amex: LCI), Spectrum’s marketing and distribution partner for ciprofloxacin in the United States. In January 2005, the Company announced FDA acceptance of its sumatriptan succinate injection Abbreviated New Drug Applications (ANDA) with Paragraph IV Certification. In addition, the Company has five ANDAs pending at the FDA. For additional information, including SEC filings, visit the Company’s web site at www.spectrumpharm.com.

Forward-looking statements

This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, sales of ciprofloxacin, whether Spectrum is the first company to file the ANDA for sumatriptan succinate injection, whether Spectrum will be entitled to 180 days of marketing exclusivity, whether the listed patent is invalid, unenforceable and/or would not be infringed by Spectrum’s product, and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that price and other competitive pressures may make the marketing and sale of our generic drugs not commercially feasible, the possibility that such lawsuit may be costly and time consuming, the possibility that Spectrum may lose the suit, the possibility that our efforts to acquire or in-license and develop additional oncology drug candidates may fail, our lack of revenues, our limited experience in establishing strategic alliances, our limited marketing experience, our limited experience with the generic drug industry, our dependence on third parties for clinical trials and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission.